Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Navidea Biopharmaceuticals, Inc. on Form S-1 of our report dated March 26, 2021 with respect to our audits of the consolidated financial statements of Navidea Biopharmaceuticals, Inc. as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019 appearing in the Annual Report on Form 10-K of Navidea Biopharmaceuticals, Inc. for the year ended December 31, 2020. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement

/s/ Marcum llp

Marcum llp

Hartford, CT

February 11, 2022